                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

    Date of Report (date of earliest event reported):   September 13, 2000

                                  TANOX, INC.
            (Exact name of registrant as specified in its charter)

              Delaware                   000-30231             76-0196733
   (State or other jurisdiction    (Commission File No.)    (I.R.S. Employer
   of incorporation)                                        Identification No.)

    10301 Stella Link, Suite 110, Houston, Texas                77025-5497
      (Address of principal executive offices)                  (Zip code)

Registrant's telephone number, including area code:   713-664-2288
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ITEM 5.  OTHER EVENTS.

Tanox has received questions from investors and analysts regarding information recently communicated by Genentech, Inc. and Novartis Pharmaceuticals Corporation to clinical investigators in connection with certain ongoing clinical studies of Omalizumab ("E25") and rhuMAb-E26 ("E26").

Tanox has been advised by Genentech and Novartis that E25 trials have been placed on clinical hold or partial clinical hold due to observations in certain ongoing safety studies in monkeys. The trial subject to partial clinical hold will continue, but will not be enrolling new patients. The E25 holds will not affect patients currently enrolled in long-term studies. E26 trials, currently being conducted only in Europe, will also be placed on clinical hold.

While testing E25 and E26 in nonclinical toxicology studies, researchers observed cases of abnormally lowered platelet counts, or thrombocytopenia, in cynomolgus monkeys that received doses ranging from approximately 3 to 27 times higher than the maximum clinical dose. In an E26 study, a ten-monkey group was dosed with 15 times the maximum 270-mg dose safely administered recently in a single-dose clinical study, resulting in two monkey fatalities.

E25 has been evaluated in Phase III clinical trials for the treatment of asthma and seasonal allergic rhinitis in more than 1,950 patients, aged approximately 6 to 75 years, treated in 16 clinical trials over a six-year period. Genentech and Novartis have advised that, given to humans at its therapeutic dose, E25 has not been associated with a sustained decrease in platelets or any related bleeding abnormalities, and any adverse events noted were similar in patients receiving E25 or placebo. A low platelet count was measured on a single occasion in five patients, and they believe this pattern did not suggest a treatment effect of E25.

Genentech and Novartis are working with the FDA to modify safety data collection protocols and will continue to work with the FDA and other regulators and closely monitor data in ongoing and future clinical studies. Genentech has advised Tanox that neither the clinical holds nor the animal findings are expected to negatively affect the review of regulatory filings for E25.

Tanox is conducting a Phase I/II trial for Hu-901, an anti-IgE monoclonal antibody different from E25 and E26, in patients severely allergic to peanuts. Tanox will continue this study, but plans to inform its clinical investigators of the information regarding the E25 and E26 safety studies.
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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2000                 TANOX, INC.


                                         By:       /s/ John C. Morris
                                            ------------------------------------
                                                       John C. Morris
                                             Senior Vice President of Operations